Exhibit 99
Bemis Company Reports Solid Fourth Quarter and 2018 Results

Neenah, Wisconsin, January 31, 2019 - Bemis Company, Inc. (NYSE:BMS) today reported financial results for its fourth quarter and year ended December 31, 2018. Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, adjusted EBITDA, and net debt.

SUMMARY OF THE FOURTH QUARTER AND FULL YEAR 2018

	Q4			Q4 YTD
($ in millions except per share amounts)	2018	2017	change	2018	2017	change
Earnings Per Share	$0.70	$(0.44)	259.1%	$2.36	$1.02	131.4%
Adjusted Earnings Per Share	$0.71	$0.63	12.7%	$2.79	$2.39	16.7%
Cash from Operations	$158.4	$79.5	99.2%	$461.5	$379.0	21.8%

U.S. Packaging Operating Profit	$89.7	$89.3	$0.4	$360.2	$352.5	$7.7
Latin America Packaging Operating Profit	$7.8	$6.2	$1.6	$32.8	$30.0	$2.8
Rest of World Packaging Operating Profit	$23.8	$15.4	$8.4	$81.2	$61.1	$20.1

Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, referenced in this release.

“We delivered strong earnings and operating cash flow improvement in 2018. Our Agility plan to fix, strengthen, and grow Bemis is progressing well and benefiting our business,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “All operating segments performed in-line with our expectations and met our Agility objectives during 2018. In our U.S. business, we focused on improving operations and laying the foundation for long-term growth through our Agile Lane initiative to penetrate short-run business. Our teams in the U.S. worked tirelessly to deliver our financial plans in light of both known and incremental headwinds during the year. In our Latin American business, we continued to execute cost improvements in light of the challenging economic environment in Brazil and delivered 100 basis points of margin expansion during the year. In our Rest of World business, we delivered 200 basis points of operating profit improvement in 2018, driven by solid operational performance across the segment and strong organic sales growth in our healthcare packaging business.”

Austen concluded, “I am proud of our teams and the countless operational, commercial, and administrative improvements we executed in 2018 to drive long-term benefit in our business. We are well-positioned to continue progressing in 2019.”

AGILITY PROGRESS

As part of the Company’s previously-announced improvement plan called “Agility” to fix, strengthen, and grow its business, the fix aspect of this plan includes a restructuring and cost savings target of $65 million pre-tax by the end of 2019. Agility-related cost savings were approximately $9 million during the fourth quarter of 2018, for a full year total of $35 million, in line with the Company’s expectations. Additionally, in relation to the strengthen and grow aspects of Agility, the Company reached its 2018 internal targets for growth of short-run business.

PROPOSED COMBINATION WITH AMCOR

On August 6, 2018, Bemis announced a plan for an all-stock combination with Amcor to create the global leader in consumer packaging with the footprint, scale, talent, and capabilities to better serve customers around the world, drive significant value for shareholders, create enhanced opportunities for employees, and deliver the most sustainable innovations for the environment.

Austen stated, “We believe combining these two organizations will drive significant value for shareholders, employees, and customers over the long-term. Bemis shareholders will have the opportunity to benefit from the expected increased dividend, which nearly doubles from Bemis’ current dividend, and the value creation driven from not only the $180 million of cost synergies identified as part of the transaction but also additional potential revenue synergies.”

Austen continued, “As announced in our press release last week, we anticipate the transaction will close in the second quarter of 2019. Over the past several months, our integration planning teams have made great progress to ensure the framework is set to support a smooth transition on the first day of the new Amcor, as well as the days and months that follow. For Bemis, this is the next exciting chapter in our evolution. We look forward to creating the global leader in consumer packaging through this transaction.”

During the fourth quarter and full year 2018, Bemis recorded approximately $4 million and $14 million, respectively, of costs related to the planned transaction with Amcor. Bemis’ adjusted earnings per share metric excludes certain costs, charges and other items, including these transaction-related costs.

BUSINESS SEGMENT RESULTS

U.S. Packaging
Fourth Quarter 2018
U.S. Packaging net sales of $660.4 million for the fourth quarter of 2018 represented an increase of 2.7 percent compared to the same period of 2017. The increase in net sales was driven by price and mix. Compared to the prior fourth quarter, unit volumes were down approximately one percent, driven by the Company’s planned exit of infant care business at its Shelbyville, Tennessee facility.

U.S. Packaging operating profit was $89.7 million in the fourth quarter of 2018, or 13.6 percent of net sales, compared to $89.3 million, or 13.9 percent of net sales, in 2017. Operating profit in the fourth quarter of 2018 included the benefits of cost savings from the Company’s Agility plan and improved operations, offset by the impact of customer incentives and the employee pay-for-performance plan.

Full Year 2018
U.S. Packaging net sales of $2,698.5 million for the full year 2018 represented an increase of 2.8 percent compared to 2017. The increase in net sales was driven by price and mix. Compared to the prior year, unit volumes were down approximately one percent, driven by the Company’s planned exit of infant care business at its Shelbyville, Tennessee facility.

U.S. Packaging operating profit increased to $360.2 million for the full year 2018, or 13.3 percent of net sales, compared to $352.5 million, or 13.4 percent of net sales, in 2017. Operating profit in 2018 included the benefit of cost savings from the Company’s Agility plan and improved operations, partially offset by the impact of freight costs, customer incentives, and the employee pay-for-performance plan.

Latin America Packaging
Fourth Quarter 2018
Latin America Packaging net sales of $152.4 million for the fourth quarter of 2018 represented a decrease of 14.7 percent compared to the same period of 2017. Currency translation and the impact of implementing high inflation accounting in the Company’s business in Argentina decreased net sales by
22.6 percent. Organic sales growth of 7.9 percent reflects improved sales price and mix, partially offset by decreased unit volumes of approximately 16 percent driven primarily by the exit of some laundry detergent packaging volume in Brazil that is converting to another packaging format.

Latin America Packaging operating profit increased to $7.8 million in the fourth quarter of 2018, or 5.1 percent of net sales, compared to $6.2 million, or 3.5 percent of net sales, in 2017. The net impact of currency translation decreased operating profit during the fourth quarter by $1.2 million. Additionally, the implementation of high inflation accounting in the Company’s Argentina business negatively impacted operating profit by $0.9 million during the fourth quarter of 2018.  The remaining $3.7 million increase in Latin America Packaging operating profit was driven by variable and fixed cost savings actions implemented in light of the challenging economic environment in Brazil and the Company’s Agility plan, partially offset by the impact of decreased volume.

Full Year 2018
Latin America Packaging net sales of $628.6 million for the full year 2018 represented a decrease of 11.6 percent compared to the full year of 2017. Currency translation and the impact of implementing high inflation accounting in the Company’s business in Argentina decreased net sales by 16.1 percent. Organic sales growth of 4.5 percent reflects improved sales price and mix, partially offset by decreased unit volumes of approximately 10 percent driven primarily by the exit of some laundry detergent packaging volume in Brazil that is converting to another packaging format.

Latin America Packaging operating profit increased to $32.8 million for the full year 2018 compared to $30.0 million in 2017. The net impact of currency translation decreased operating profit during 2018 by $4.8 million. Additionally, the implementation of high inflation accounting in the Company’s Argentina business negatively impacted operating profit by $2.2 million during 2018.  The remaining $9.8 million increase in Latin America Packaging operating profit during 2018 was driven by variable and fixed cost savings actions implemented in light of the challenging economic environment in Brazil and the Company’s Agility plan, partially offset by the impact of decreased volume.

Rest of World Packaging
Fourth Quarter 2018
Rest of World Packaging net sales of $190.0 million for the fourth quarter of 2018 represented an increase of 4.6 percent compared to the fourth quarter of 2017. Currency translation decreased net sales by 2.6 percent. The acquisition of Evadix increased net sales by 0.3 percent. Organic sales growth of 6.9 percent reflects increased price and mix, partially offset by decreased unit volumes of approximately 3 percent, driven by comparison to an exceptionally strong fourth quarter of 2017 in the Company’s Asia Pacific business.

Rest of World Packaging operating profit increased to $23.8 million in the fourth quarter of 2018, or 12.5 percent of net sales, compared to $15.4 million, or 8.5 percent of net sales, in 2017. The net impact of currency translation decreased operating profit during the fourth quarter by $0.4 million. The increase in operating profit in Rest of World Packaging was driven by strong operational performance and increased sales volume in the Company’s healthcare packaging business.

Full Year 2018
Rest of World Packaging net sales of $762.8 million for the full year 2018 represented an increase of 7.6 percent compared to the full year of 2017. Currency translation increased net sales by 2.4 percent. The acquisition of Evadix increased net sales by 0.9 percent. Organic sales growth of 4.3 percent reflects increased price and mix and increased unit volumes of approximately 3 percent, driven by strength in the Company’s healthcare packaging business.

Rest of World Packaging operating profit for the full year 2018 was $81.2 million, compared to $61.1 million for the same period in 2017. The net impact of currency translation increased operating profit during 2018 by $1.2 million. The remaining increase in operating profit in Rest of World Packaging was driven by strong operational performance and increased sales volume in the Company’s healthcare packaging business.

BRAZIL TAX LITIGATION DECISION

During the fourth quarter of 2018, the Company received a favorable decision from the Federal Court of Appeals in Sao Paulo, Brazil, related to the payment of certain indirect taxes in prior years.  As a result of this decision, the Company expects to be entitled to credits against Brazilian federal tax payments in future years.  The Company is currently evaluating the value of the credits, including calculating the amount of the credits, as well as any related income tax and indirect tax expense.  The details involved are complex and fluid as there are pending decisions with the Brazilian courts which may result in changes to the benefit calculation and timing of receipt of benefits.  The Company anticipates completing a preliminary valuation with assistance of outside counsel prior to the filing of Form 10-K for the year ended December 31, 2018.  As such, the impact is not reflected in the results reported in this press release but may be reflected in such filing.  At that time, Bemis intends to exclude the impact of this unusual item from its adjusted earnings per share metric.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the twelve months ended December 31, 2018 was $461.5 million, compared to $379.0 million in the prior year. Increased profit and working capital improvements contributed to the increase in cash flow from operations.

Total company net debt to adjusted EBITDA was 2.2 times at December 31, 2018.

Capital expenditures totaled $143.5 million for the twelve months ended December 31, 2018, slightly lower than the Company’s expectations due to timing of projects.

OUTLOOK

Due to the pending merger with Amcor, Bemis Company will not be issuing 2019 guidance.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted diluted earnings per share, organic sales growth or decline, adjusted EBITDA and net debt to adjusted EBITDA, and adjusted return on invested capital.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to the effect of changes in currency exchange rates, acquisitions, and restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. All historical non-GAAP information is reconciled with reported GAAP results.

FORWARD-LOOKING STATEMENTS

This release contains certain estimates, predictions, and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended).  Forward-looking statements are generally identified with the words “believe,” “expect,” “likely,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to:

•
Our pending merger with Amcor, including uncertainties as to the timing of completion, the risk that the merger may not be completed in a timely manner or at all, and the risk that our shareholders cannot be certain of the value of the consideration they will receive;

•	The ability of our foreign operations to maintain working efficiencies, as well as properly adjust to continuing changes in global politics, legislation, and economic conditions;

•	A failure to realize the full potential of our restructuring activities;

•	Changes in the competitive conditions within our markets, as well as changes in the demand for our goods;

•	Changes in the value of our goodwill and other intangible assets;

•	Our ability to retain and build upon the relationships and sales of our key customers;

•	The potential loss of business or increased costs due to customer or vendor consolidation;

•	The costs, availability, and terms of acquiring our raw materials (particularly for polymer resins and adhesives), as well as our ability to pass any price changes on to our customers;

•	Changes in import and export regulation that could subject us to liability or impair our ability to compete in international markets;

•	Variances in key exchange rates that could affect the translation of the financial statements of our foreign entities;

•	Our ability to effectively implement and update our global enterprise resource planning ("ERP") systems;

•	Our ability to realize the benefits of our acquisitions and divestitures, and whether we are able to properly integrate those businesses we have acquired;

•	Fluctuations in interest rates and our borrowing costs, along with other key financial variables;

•	A potential failure in our information technology infrastructure or applications and their ability to protect our key functions from cyber-crime and other malicious content;

•	Changes in our credit rating;

•	Unexpected outcomes in our current and future administrative and litigation proceedings;

•	Changes in governmental regulations, particularly in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment;

•	Our ability to effectively introduce new products into the market and to protect or retain our intellectual property rights;

•	Changes in our ability to attract and retain high performance employees; and

•	Our ability to manage all costs and the funded status associated with our pension plans.

These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, those described under Item 1A "Risk Factors" of our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, could cause actual future results to differ materially from those projected in the forward-looking statements. In addition, actual future results could differ materially from those projected in the forward-looking statements as a result of changes in the assumptions used in making such forward-looking statements.

LEGAL DISCLOSURES

No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Important Additional Information Will Be Filed with the SEC
In connection with the contemplated transactions, New Amcor intends to file a registration statement on Form S-4 with the SEC that will include a joint proxy statement of Bemis and prospectus of New Amcor. The joint proxy statement/prospectus will also be sent or given to Bemis shareholders and will contain important information about the contemplated transactions. Shareholders are urged to read the joint proxy statement/prospectus and other relevant documents filed or to be filed with the SEC carefully when they become available because they will contain important information about Bemis, Amcor, New Amcor, the contemplated transactions, and related matters. Investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Bemis, Amcor, and New Amcor through the SEC’s website (www.sec.gov).

Participants in the Solicitation
Bemis, Amcor, New Amcor, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Bemis shareholders in connection with the contemplated transactions. Information about Bemis’ directors and executive officers is set forth in its proxy statement for its 2018 Annual Meeting of Shareholders and its annual report on Form 10-K for the fiscal year ended December 31, 2017, which may be obtained for free at the SEC’s website (www.sec.gov). Information about Amcor’s directors and executive officers is set forth in its Annual Report 2018, which may be obtained for free at ASX’s website (www.asx.com.au). Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the joint proxy statement/prospectus that New Amcor intends to file with the SEC.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter and full year 2018 financial results this morning at 10:00 a.m., Eastern Time today, January 31, 2019. The Company requests callers to limit their questions to those pertaining to the core Bemis business and refrain from questions relating to the pending merger with Amcor. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2018 net sales of approximately $4.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 16,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$1,002.8	$1,003.6	$4,089.9	$4,046.2
Cost of products sold (1)	802.4	809.8	3,284.8	3,260.0
Gross profit	200.4	193.8	805.1	786.2

Operating expenses:
Selling, general and administrative expenses (1)	93.3	94.7	377.9	385.2
Research and development costs	9.3	9.3	38.0	42.9
Restructuring and other costs (1)	11.4	19.3	61.9	60.4
Goodwill impairment charge	—	196.6	—	196.6
Other operating income	(5.0)	(7.0)	(16.4)	(20.9)

Operating income	91.4	(119.1)	343.7	122.0

Interest expense	19.6	17.1	76.1	65.8
Other non-operating income (1)	(0.7)	8.5	(2.8)	3.5

Income before income taxes	72.5	(144.7)	270.4	52.7

Provision for income taxes	8.7	(104.0)	54.8	(41.3)

Net income	$63.8	$(40.7)	$215.6	$94.0

Basic earnings per share	$0.71	$(0.44)	$2.37	$1.03

Diluted earnings per share	$0.70	$(0.44)	$2.36	$1.02

Cash dividends paid per share	$0.31	$0.30	$1.24	$1.20

Weighted average shares outstanding:
Basic	91.0	90.8	91.0	91.5
Diluted	91.9	91.2	91.5	91.9

(1)	Prior year information has been recast to reflect the adoption of pension accounting changes during the first quarter of 2018 and conform to current year presentation.

(2)
The fourth quarter of 2018 includes a $8.2 million benefit related to final refinements of the Tax Cuts and Jobs Act of 2017. This benefit is excluded from the Company’s calculation of adjusted earnings per share. Please see footnote 4 of the attached Reconciliation of Non-GAAP EPS for details.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	December 31, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$76.1	$71.1
Trade receivables	443.3	448.7
Inventories	619.5	620.2
Prepaid expenses and other current assets	80.4	97.1
Total current assets	1,219.3	1,237.1

Property and equipment, net	1,250.3	1,318.1

Goodwill	845.2	852.7
Other intangible assets, net	121.4	142.3
Deferred charges and other assets	119.5	149.7
Total other long-term assets	1,086.1	1,144.7

TOTAL ASSETS	$3,555.7	$3,699.9

LIABILITIES

Current portion of long-term debt	$1.8	$5.0
Short-term borrowings	10.2	16.0
Accounts payable	515.9	477.2
Employee-related liabilities	94.3	73.1
Accrued income and other taxes	28.1	30.5
Other current liabilities	46.1	64.3
Total current liabilities	696.4	666.1

Long-term debt, less current portion	1,348.6	1,542.4
Deferred taxes	166.7	153.5
Other liabilities and deferred credits	138.2	136.7

TOTAL LIABILITIES	2,349.9	2,498.7

EQUITY

Common stock issued (129.3 and 129.1 shares, respectively)	12.9	12.9
Capital in excess of par value	604.2	590.4
Retained earnings	2,446.6	2,324.8
Accumulated other comprehensive loss	(525.5)	(394.5)
Common stock held in treasury (38.3 shares at cost)	(1,332.4)	(1,332.4)

TOTAL EQUITY	1,205.8	1,201.2

TOTAL LIABILITIES AND EQUITY	$3,555.7	$3,699.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2018	2017
Cash flows from operating activities
Net income	$215.6	$94.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167.6	169.8
Goodwill impairment charge	—	196.6
Share-based compensation	19.6	17.4
Deferred income taxes	25.5	(131.2)
Income of unconsolidated affiliated company	(2.3)	(2.9)
Cash dividends received from unconsolidated affiliated company	2.7	—
Net loss on disposal of property and equipment	(0.1)	6.6
Changes in working capital, excluding effect of currency	32.9	15.6
Changes in other assets and liabilities	—	13.1

Net cash provided by operating activities	461.5	379.0

Cash flows from investing activities
Additions to property and equipment	(143.5)	(188.5)
Business acquisitions and adjustments, net of cash acquired	—	(3.9)
Proceeds from sale of property and equipment	3.6	14.5

Net cash used in investing activities	(139.9)	(177.9)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	2.2
Repayment of long-term debt	(4.2)	—
Net borrowing (repayment) of commercial paper	(188.2)	17.0
Net repayment of short-term debt	(6.1)	(3.0)
Cash dividends paid to shareholders	(113.8)	(111.2)
Common stock purchased for the treasury	—	(103.8)
Stock incentive programs and related tax withholdings	(5.8)	(8.5)

Net cash used in financing activities	(318.1)	(207.3)

Effect of exchange rates on cash and cash equivalents	1.5	3.1

Net increase (decrease) in cash and cash equivalents	5.0	(3.1)

Cash and cash equivalents balance at beginning of year	71.1	74.2

Cash and cash equivalents balance at end of period	$76.1	$71.1

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales
U.S. Packaging (a)	$660.4	$643.3	$2,698.5	$2,626.0
Latin America Packaging (b)	152.4	178.7	628.6	711.4
Rest of World Packaging (c)	190.0	181.6	762.8	708.8
Total net sales	$1,002.8	$1,003.6	$4,089.9	$4,046.2

Segment operating profit
U.S. Packaging (d)	$89.7	$89.3	$360.2	$352.5
Latin America Packaging (e)	7.8	6.2	32.8	30.0
Rest of World Packaging (f)	23.8	15.4	81.2	61.1

Restructuring and other costs	11.4	19.3	61.9	60.4
Goodwill impairment charge	—	196.6	—	196.6
General corporate expenses	18.5	14.1	68.6	64.6

Operating income	91.4	(119.1)	343.7	122.0

Interest expense	19.6	17.1	76.1	65.8
Other non-operating income	(0.7)	8.5	(2.8)	3.5

Income before income taxes	$72.5	$(144.7)	$270.4	$52.7

Operating profit return on sales
U.S. Packaging (d / a)	13.6%	13.9%	13.3%	13.4%
Latin America Packaging (e / b)	5.1%	3.5%	5.2%	4.2%
Rest of World Packaging (f / c)	12.5%	8.5%	10.6%	8.6%

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(unaudited)

Components of changes in net sales	Q4 2018 % Change YoY	Q4 2018 YTD % Change YoY
U.S Packaging:
Organic sales growth (decline) *	2.7%	2.8%
U.S. Packaging	2.7%	2.8%

Latin America Packaging:
Currency effect	(22.6)%	(16.1)%
Organic sales growth (decline) *	7.9%	4.5%
Latin America Packaging	(14.7)%	(11.6)%

Rest of World Packaging:
Currency effect	(2.6)%	2.4%
Acquisition effect	0.3%	0.9%
Organic sales growth (decline) *	6.9%	4.3%
Rest of World Packaging	4.6%	7.6%

Total Company:
Currency effect	(4.6)%	(2.4)%
Acquisition effect	0.1%	0.2%
Organic sales growth (decline) *	4.4%	3.3%
Total change in net sales	(0.1)%	1.1%

*Organic sales growth (decline) = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE AND NET DEBT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Non-GAAP earnings per share
Diluted earnings per share, as reported	$0.70	$(0.44)	$2.36	$1.02

Non-GAAP adjustments per share, net of taxes:
Restructuring and related costs (1)	0.05	0.12	0.38	0.42
Goodwill impairment charge (2)	—	1.59	—	1.59
Pension settlement charge (3)	—	0.08	—	0.08
Tax reform (4)	(0.09)	(0.74)	(0.09)	(0.74)
Other costs (5)	0.05	0.02	0.14	0.02

Diluted earnings per share, as adjusted	$0.71	$0.63	$2.79	$2.39

(1)
Restructuring and related costs include the 2016 restructuring plan focused on plant closures in Latin America and the 2017 restructuring plan focused on aligning the Company's cost structure to its environment. Restructuring related costs primarily include professional fees for consultants.

(2)
The Company recognized a non-cash goodwill impairment charge related to the Latin America Packaging segment. This impairment is a result of the impact on profits from the decline in the economic environment in Brazil during 2017 and the related forecasted slower economic recovery. The impairment charge recognized by the Company was $196.6 million pre-tax and $145.5 million, net of taxes.

(3)
The Company initiated a program during the third quarter of 2017 in which it offered terminated vested participants in the U.S. qualified retirement plans the opportunity to receive their benefits early as a lump sum. The Company recognized a $10.1 million pre-tax pension settlement charge in the fourth quarter of 2017. This charge was $6.8 million, net of taxes.

(4)
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“TCJA") was signed by the President of the United States and became enacted law. The Company recognized a $67.2 million non-cash tax benefit in the fourth quarter of 2017. This benefit is due to the revaluation of deferred tax assets and liabilities from the change in the U.S. Federal statutory tax rate from 35 percent to 21 percent netted against the increase to taxes from the one-time transition tax on unremitted earnings. Amounts reported in 2018 reflect final refinements related to the impact of the TCJA based upon regulations promulgated during 2018.

(5)
In 2018, other costs include costs related to the pending transaction with Amcor. In 2017, others costs are comprised of acquisition costs and hurricane-related expenses incurred at the Puerto Rico facility.

	December 31, 2018	December 31, 2017
Net Debt
Current portion of long-term debt	$1.8	$5.0
Short-term borrowings	10.2	16.0
Long-term debt, less current portion	1,348.6	1,542.4
Total debt	1,360.6	1,563.4
Less cash and cash equivalents	(76.1)	(71.1)
Net debt	$1,284.5	$1,492.3

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Three Months Ended				12 months ended December 31, 2018
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Net income (loss)	$63.8	$57.5	$46.7	$47.6	$215.6
Income taxes	8.7	17.2	14.0	14.9	54.8
Interest expense	19.6	18.9	18.7	18.9	76.1
Other non-operating (income) expense	(0.7)	(0.5)	(0.7)	(0.9)	(2.8)
Earnings before interest and taxes (EBIT)	91.4	93.1	78.7	80.5	343.7
Restructuring and other costs	11.4	16.1	21.0	13.4	61.9
Adjusted EBIT (a)	102.8	109.2	99.7	93.9	405.6
Depreciation and amortization	41.1	40.8	42.5	43.2	167.6
Adjusted EBITDA	$143.9	$150.0	$142.2	$137.1	$573.2

Average Invested Capital(1) (b)					$2,627.5
Assumed tax rate(2) (c)					24.0%
Adjusted ROIC (a * (1 - c) / b)					11.7%

	Three Months Ended				12 months ended December 31, 2017
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net income	$(40.7)	$55.6	$28.0	$51.1	$94.0
Income taxes	(104.0)	26.4	13.1	23.2	(41.3)
Interest expense	17.1	16.7	16.0	16.0	65.8
Other non-operating (income) expense(3)	8.5	(1.7)	(1.4)	(1.9)	3.5
Earnings before interest and taxes (EBIT)(3)	(119.1)	97.0	55.7	88.4	$122.0
Restructuring and other costs(3)	19.3	12.9	23.8	4.4	60.4
Goodwill impairment charge	196.6	—	—	—	196.6
Adjusted EBIT(3) (a)	96.8	109.9	79.5	92.8	379.0
Depreciation and amortization	42.3	42.5	43.2	41.8	169.8
Adjusted EBITDA(3)	$139.1	$152.4	$122.7	$134.6	$548.8

Average Invested Capital(1) (b)					$2,743.3
Assumed tax rate(2) (c)					24.0%
Adjusted ROIC (a * (1 - c) / b)					10.5%

(1)	Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.

(2)	The tax rate used approximates the U.S. federal and state statutory rates. For comparative purposes, a consistent tax rate has been used for all periods presented.

(3)	Prior year information has been recast to reflect the adoption of pension accounting changes and conform to current year presentation.